EXHIBIT 99.2

BBCN Bancorp Increases Quarterly Cash Dividend 33.3% to $0.10 Per Share

Second Consecutive Annual Increase

LOS ANGELES, July 22, 2014 (GLOBE NEWSWIRE) -- BBCN Bancorp, Inc. (Nasdaq:BBCN) today announced that its Board of Directors approved a 33.3% increase in the quarterly cash dividend to $0.10 per share from $0.075 per share. The dividend is payable on or about August 15, 2014 to all stockholders of record as of the close of business on August 1, 2014.

"We are pleased to announce our second consecutive annual increase in our cash dividend per share, highlighting the consistency of BBCN's financial performance and our growth in revenues and net income," said Chairman and Chief Executive Officer Kevin S. Kim. "While we continue to focus our efforts on organic and strategic growth initiatives, our cash dividend is an essential element in our overall equation to maximize shareholder value for the long term. We have made solid progress to date as the premier Korean-American bank in the United States, and we look forward to strengthening this leadership position in the years to come."

Investor Conference Call

The Company will host an investor conference call on Tuesday, July 22, 2014 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for the second quarter of 2014. Investors and analysts may access the conference call by dialing 888-317-6016 (domestic) or 412-317-6016 (international), and asking for the "BBCN Bancorp Conference Call." Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp's website in the About Us section at BBCNbank.com. After the live webcast, a replay will remain available in the Investor Relations section of BBCN Bancorp's website for one year. A replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) through July 30, 2014, passcode 10048989.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $6.9 billion in assets as of June 30, 2014. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 49 branches in California, New York, New Jersey, Illinois, Washington and Virginia, along with six loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California and Annandale, Virginia. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

CONTACT: Angie Yang
         SVP, Investor Relations
         213-251-2219
         angie.yang@BBCNbank.com